Exhibit 99.1

February 10, 2021

Dear Fellow Shareholders:

We had an extremely busy Q4 and we finished the year on a very strong note. Our momentum from 2020 has carried into 2021. We are optimistic about our competitive position and the large market opportunity in front of us.

For Q4 2020:

•

Revenue grew 28% to approximately $45.9 million. We recognized approximately $1.2 million from the 9 days that we owned BrightTALK. Excluding the BrightTALK revenue contribution, TechTarget revenue grew 24%.

•	Adjusted EBITDA grew 53% to approximately $18 million
•	Adjusted EBITDA margin was 39%
•	Long term contracts represented 34% of revenue
•	Gross margin was 76%
•	Adjusted Free Cash flow was $13.6 million, representing 76% of Adjusted EBITDA

For the full year 2020:

•	Revenue grew 11% to approximately $148.4 million
•	Adjusted EBITDA grew 21% to approximately $50.9 million
•	Adjusted EBITDA margin was 34%
•	Gross margin was 75%
•	Adjusted Free Cash Flow was $42.0 million, representing 83% of Adjusted EBITDA

We would like to take a moment to sincerely thank the TechTarget team for their resiliency, flexibility, dependability and hard work during 2020. It was not an easy year for anyone personally or professionally, but our team went above and beyond to deliver the above results, primarily working from home during the pandemic. We are also very appreciative for the support from our customers, partners and investors.

Let’s examine 5 long-term take-aways from 2020 and their relevance for TechTarget:

1.

The IT market is resilient. Companies run their business on software. It is not feasible for them to significantly reduce their reliance on their software and therefore their spending levels. IT is no longer a discretionary spending item.

TechTarget Relevance: The IT market, where we have a leadership position, is large, critical and predictable.

2.

The SAAS model is brilliant. Unlike past downturns, the majority of our customers didn’t miss a beat. TechTarget Relevance: Our enterprise customers’ revenue was steady through the pandemic, so their spending with us remained steady. Combined with significant recurring revenues, our business is strong and predictable.

3.

Companies are focused on making their employees as productive as possible. IT companies have a strategic initiative to use data to make their sales and marketing departments more effective and efficient.

TechTarget Relevance: As this trend continues to accelerate, TechTarget is helping our customers marketing departments use our proprietary purchase intent account data to customize their messaging to increase response

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rates, accelerate sales cycles and create new sales opportunities. For sales teams, our new prospect level purchase intent data enables sales people to be more effective, strategic and win more deals.

4.

The secular shift from face-to-face events to online marketing and virtual events is being accelerated by COVID. TechTarget Relevance: Our online branding, white paper and Qualified Sales Opportunity business all benefitted from this shift. BrightTALK’s virtual events business also saw increased growth rates. We believe the majority of this shift is permanent and that this tailwind will continue.

5.	Increased focus on privacy issues is here to stay.

TechTarget Relevance: We believe our first party data and opt-in audience model provides us with a sustainable competitive privacy advantage. Our audience trusts us to provide high quality, in-depth content that helps them make very large IT purchase decisions. In exchange for access to this valuable content, they give us explicit permission to share their contact information with relevant vendors. This is very different from companies that compile lists, often with accurate data, but they have no permission from the person to use or sell this data. Our purchase intent data is derived from content consumed on websites that we own or operate. We do not rely on third-party cookies.  Google’s announcement that they plan to phase out third-party cookies does not adversely affect our model. This change by Google is disruptive to competitive models that rely on third-party cookies to derive intent. We think we are on the right side of these two critical privacy issues and this will continue to benefit us as their importance to customers continues to grow.

With that background on how we are thinking about the long term trends in the market, two acquisition opportunities presented themselves that we believe strengthen our competitive position and will help us take advantage of the long term opportunities in the market.

Let’s take a moment to review the lens on how we evaluate acquisitions. We are looking for companies that have SOME of the following attributes:

•	Operates primarily in the Enterprise IT Market
•	Provides original content which will provide first party purchase intent data
•	Has a registration-based model
•	Has a different or complementary product offering that will help us take advantage of the long-term market trends mentioned above
•	Offers products and services on a subscription basis
•	Provides significant cross-sell and upsell opportunities
•	Can be acquired at a reasonable price relative to where TechTarget is trading

We are looking for companies when combined with TechTarget will operate better combined with us then on their own. Like everybody, our hope is that 1+1=>2. We think the more of the above criteria that we can check off, the higher the sum can be in the 1+1 equation.

We think that BrightTALK meets all of the above criteria and Enterprise Strategy Group (ESG) has all of the above attributes except their model is not reliant on an registration-based model, as the vendors they sell their services to provide the audience. Obviously, ESG will benefit from access to the TechTarget audience. For more details about these acquisitions, please refer to the press releases announcing them;

https://www.techtarget.com/press-release/techtarget-announces-definitive-agreement-to-acquire-brighttalk-a-leading-virtual-events-platform-in-the-enterprise-it-market/

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https://www.techtarget.com/press-release/techtarget-acquires-enterprise-strategy-group-esg-a-leading-provider-of-decision-support-content-for-enterprise-tech-buyers-and-sellers/

We closed both acquisitions in late December. We are in very early days in regards to our integration efforts. Although there are ample integration opportunities, we are going slowly by design. TechTarget, BrightTALK and ESG all have positive momentum which we do not want to disrupt. Off the bat, we are tackling some low-hanging cross-sell opportunities and we will gradually integrate the companies over the following quarters.

Today, TechTarget is a very different company than it was 5 years ago or even a year ago. As a result, we will be changing some of the metrics and KPIs that we report on, starting with our Q1 2021 results. As we have stated previously, we will continue to report on the Global 10 cohort, which is the same companies every quarter, but we will no longer break out "the next 100 companies" and "all other companies" as the companies making up those cohorts change every quarter and causes confusion. We will continue to report on the amount of our revenue that is under long term agreements and we will add some new metrics around revenue retention.  After this quarter, we will no longer report on organic traffic. Today, branding revenue, which correlates most closely with organic traffic, is less than 10% of revenue. We will continue to report on number of total registered members in our 10Qs, as this number is more closely correlated to the audience that we monetize and a better metric for audience health.

Our expectation for 2021 is that the pre-acquisition TechTarget business will grow in the low to mid-teens and that BrightTalk will grow approximately 20%.

Our goals for 2021 are:

•	Gradually integrate BrightTALK to take advantage of the revenue opportunities.
•

Continue to enhance the functionality of Priority Engine for both marketing and sales teams. We made good progress in 2020 improving the sales use case. We will continue to focus on Salesforce.com integration, sales rep personalization and ROI reporting. The sales use case is important for enterprise accounts because it provides the opportunity for additional revenue from increased seat licensing revenues. The primary use case for the SMB market is sales. We believe as these companies return to work in the office, that segment will return to pre-COVID double-digit growth rates. Priority Engine revenues grew 4% in Q4 and 5% in 2020, but we believe the growth rate was adversely affected by COVID in two ways that we have discussed previously. The first was that smaller companies were more conservative with their sales and marketing spend and secondly when they did spend, they were more apt to do shorter term campaigns then commit to a 1-year subscription. New logo expansion among the long tail of 15,000 smaller technology companies is an important long-term initiative.

•	Related to the above point, we only sell Priority Engine Express on an annual subscription basis. Our objective for 2021 is to have almost 40% of revenue under long term contracts
•	Continue to expand EBITDA margins and cash flow as we scale revenue.

Balance Sheet and Liquidity

During the quarter, we netted $194.6 million from a convertible debt offering that we used primarily to fund acquisitions. The interest rate is 1/8th of 1 percent and there is a 40% conversion premium. Details can be found here:

https://www.techtarget.com/press-release/techtarget-announces-pricing-of-offering-of-convertible-senior-notes/

We paid off our term loan for $22.9 million.

As of December 31, 2020, we had approximately $83 million in cash and investments.

Common Stock Repurchase Plan

In the fourth quarter we had no repurchases of common stock. On May 1, 2020, the Company approved a two year $25 million repurchase program. As of December 31, 2020, the Company had not made any repurchases under the program.

Traffic Update

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Unpaid traffic represented 91% of overall traffic in the quarter. Google rolled out a “core update” in December and we are seeing some positive impact on top 10 results, but aggregate traffic is largely unchanged. Google has pre-announced that a “page experience update” will roll out in May. We have made the recommended changes to our sites.  As stated above, branding revenue is now less than 10% of overall revenue, so this metric is no longer very useful. In coming quarters, we will provide a KPI on active registered members that will more closely correlate with the audience metric that generates our revenue.

Q1 and 2021 Guidance

For Q1 2021, we expect Adjusted Revenues to be between $54.5 million and $56.5 million. For GAAP purposes, we are not allowed to recognize approximately $5 million in the quarter related to the acquisition of deferred revenue.  We expect Q1 2021 adjusted EBITDA to between $17 million and $18 million. The same comment above about the GAAP adjustment also applies to the adjusted EBITDA calculation.

For the full year 2021, we expect Adjusted Revenues to be between $235 million and $240 million. For GAAP purposes, we are not allowed to recognize approximately $11.5 million in 2021 related to the acquisition of deferred revenue. We expect 2021 adjusted EBITDA to be between $75 million and $80 million. The same comment above about the GAAP adjustment also applies to the adjusted EBITDA calculation.

Summary

We are optimistic that IT companies will continue with their strategic initiative to modernize their sales and marketing organizations through the use of data. We believe we have a very strong competitive position to help our customers with this transition. 2020 was a very challenging year. Our results speak for themselves. Our team has our everlasting gratitude.

Sincerely,

Michael Cotoia	Greg Strakosch
Chief Executive Officer	Executive Chairman

(C) 2020 TechTarget, Inc. All rights reserved. TechTarget and the TechTarget logo are registered trademarks, and IT Deal Alert, Priority Engine and Deal Data are trademarks of TechTarget. All other trademarks are the property of their respective owners.

Conference Call and Webcast

TechTarget will discuss these financial results in a conference call at 5:00 p.m. (Eastern Time) today February 10, 2021. Supplemental financial information and this Letter to Shareholders will be posted to the Investor Relations section of our website.

NOTE: Our Letter to Shareholders will not be read on the conference call. The conference call will include only brief remarks followed by questions and answers.

The public is invited to listen to a live webcast of TechTarget’s conference call, which can be accessed on the Investor Relations section of our website at http://investor.techtarget.com. The conference call can also be heard via telephone by dialing 1-888-339-0724 (US callers), 1-412-902-4191 (International callers), or 1-855-669-9657 (Canadian callers).

For those investors unable to participate in the live conference call, a replay of the conference call will be available via telephone beginning February 10, 2021 one (1) hour after the conference call through March 10, 2021 at 9:00 a.m. ET. To listen to the replay, US callers should dial 1-877-344-7529 and use the conference number 10150901. International callers should dial 1-412-

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317-0088 and also use the conference number 10150901. Canadian callers should dial 1-855-669-9658 and also use the conference number 10150901. The webcast replay will also be available on http://investor.techtarget.com during the same period.

Non-GAAP Financial Measures

This letter and the accompanying tables include a discussion of adjusted EBITDA, adjusted net income and adjusted net income per share, all of which are non-GAAP financial measures which are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

“Adjusted Revenues”  means revenues recorded in accordance with GAAP plus the impact of recognizing deferred revenue to its fair value in accordance with ASC 805, Business Combinations.

“Adjusted EBITDA” means earnings before net interest, other income and expense, income taxes, depreciation and amortization, as further adjusted to exclude stock-based compensation and other one-time charges, such as costs related to acquisitions, if any.

“Adjusted cash flow” means the change in operating cash less purchases of equipment and other capitalized assets.

“Adjusted net income” means net income adjusted for amortization, stock-based compensation, foreign exchange, interest on the term loan and one-time charges, if any, as further adjusted for the related income tax impact of the adjustments.

“Adjusted net income per share” means adjusted net income divided by adjusted weighted average diluted shares outstanding.

These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, our definition of Adjusted EBITDA, adjusted net income and adjusted net income per share may not be comparable to the definitions as reported by other companies. We believe that Adjusted EBITDA, adjusted net income and adjusted net income per share provide relevant and useful information to enable us and investors to compare our operating performance using an additional measurement. We use these measures in our internal management reporting and planning process as primary measures to evaluate the operating performance of our business, as well as potential acquisitions.

The components of Adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance. In the case of senior management, Adjusted EBITDA is used as one of the principal financial metrics in their annual incentive compensation program. Adjusted EBITDA is also used for planning purposes and in presentations to our Board of Directors. Adjusted net income is useful to us and investors because it presents an additional measurement of our financial performance, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the impact of certain non-cash expenses and items not directly tied to the core operations of our business, such as costs related to acquisitions and interest on our debt instruments. Furthermore, we intend to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP measures to GAAP is provided in the accompanying tables.

Forward-Looking Statements

This Quarterly Report on Form 10-Q contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or referenced in this Quarterly Report that address activities, events or developments which we expect will or may occur in the future are forward-looking statements, including statements regarding our intent, beliefs or current expectations and those of our management team. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates,"

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"believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern our expectations, strategy, priorities, plans, or intentions. Such statements may include those regarding our future financial results and other projections or measures of our future operating performance, including the drivers of such growth, profitability, and performance (including, in each case, any potential impact of product and service development efforts, GDPR, potential changes to customer relationships, and other operational decisions); expectations concerning market opportunities and our ability to capitalize on them; the amount and timing of the benefits expected from acquisitions, new strategies, products or services and other potential sources of additional revenue; and the behavior of our members, partners, and customers. These statements speak only as of the date of this Quarterly Report and are based on our current plans and expectations. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to: market acceptance of our products and services, including continued increased sales of our IT Deal Alert offerings and continued increased international growth; relationships with customers, strategic partners and employees; the duration and extent of the COVID-19 pandemic; difficulties in integrating acquired businesses; changes in economic or regulatory conditions or other trends affecting the internet, internet advertising and information technology industries; data privacy laws, rules, and regulations; and other matters included in our SEC filings, including in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for quarters ended March, 31, 2020, June 30, 2020 and September 30, 2020. Actual results may differ materially from those contemplated by the forward-looking statements. We undertake no obligation to update our forward-looking statements to reflect future events or circumstances.

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TechTarget, Inc.

Consolidated Statements of Income and Comprehensive Income

(in 000’s, except per share data)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)

Revenue	$45,921	$35,890	$148,376	$133,957
Cost of revenues:	11,197	8,847	37,344	31,858
Gross profit	34,724	27,043	111,032	102,099
Operating expenses:
Selling and marketing(1)	16,144	13,586	55,455	52,462
Product development(1)	1,987	2,034	7,827	8,107
General and administrative(1)	9,008	4,836	18,983	14,088
Depreciation and amortization, excluding depreciation of $325, $133, $991, $296 included in cost of revenues	1,696	1,222	5,946	4,703
Total operating expenses	28,835	21,678	88,211	79,360
Operating income	5,889	5,365	22,821	22,739
Interest (expense) income and other (expense) income, net	70	108	(317)	(691)
Income before provision for income taxes	5,959	5,473	22,504	22,048
Provision for income taxes	2,654	1,390	5,436	5,173
Net income	$3,305	$4,083	$17,068	$16,875
Other comprehensive (loss) income, net of tax:
Unrealized gain on investments	$36	$-	$-	$-
Foreign currency translation adjustments	(154)	147	24	(104)
Other comprehensive (loss) income	(118)	147	24	(104)
Comprehensive income	$3,187	$4,230	$17,092	$16,771

Net income per common share:
Basic	$0.12	$0.15	$0.61	$0.61
Diluted	$0.12	$0.14	$0.61	$0.60
Weighted average common shares outstanding:
Basic	28,106	28,140	27,855	27,874
Diluted	29,362	28,479	28,675	28,312

(1) Amounts include stock-based compensation expense as follows:

Cost of online revenues	$149	$66	$410	$210
Selling and marketing	$3,404	$2,369	$10,560	$8,936
Product development	$112	$116	$550	$408
General and administrative	$2,101	$2,512	$5,289	$4,663

TechTarget, Inc.

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Reconciliation of Net Income to Adjusted EBITDA

(in 000’s)

	Three Months Ended December 31,		Years Ended December 31,
	(Unaudited)		(Unaudited)
	2020	2019	2020	2019
Net income	$3,305	$4,083	$17,068	$16,875
Interest (income) expense and other (income) expense, net	(70)	(108)	317	691
Provision for income taxes	2,654	1,390	5,436	5,173
Depreciation and amortization	2,021	1,355	6,937	4,999
EBITDA	7,910	6,720	29,758	27,738
Stock-based compensation expense	5,766	5,063	16,809	14,217
Transaction and other (income) expenses	4,300	-	4,300	-
Adjusted EBITDA	$17,976	$11,783	$50,867	$41,955

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TECHTARGET, INC.

Reconciliation of Net Income to Adjusted Net Income and

Net Income per Diluted Share to Adjusted Net Income per Diluted Share

(in 000’s, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	(Unaudited)		(Unaudited)
	2020	2019	2020	2019
Net income	$3,305	$4,083	$17,068	$16,875
Provision for income taxes	2,654	1,390	5,436	5,173
Net income before taxes	5,959	5,473	22,504	22,048
Amortization of intangible assets	446	33	1,137	131
Stock-based compensation expense	5,766	5,063	16,809	14,217
Transaction and other (income) expenses	4,300	-	4,300	-
Foreign exchange (gain) loss and interest on term loan	(53)	(16)	444	875
Adjusted income tax provision (1)	(2,826)	(2,849)	(9,993)	(9,407)
Adjusted net income	$13,592	$7,704	$35,201	$27,864

Net income per diluted share	$0.11	$0.14	$0.60	$0.60
Weighted average diluted shares outstanding	29,362	28,479	28,675	28,312

Adjusted net income per diluted share	$0.46	$0.27	$1.23	$0.98
Adjusted weighted average diluted shares outstanding	29,362	28,479	28,675	28,312

(1)	Adjusted income tax provision was calculated using an adjusted effective tax rate, excluding discrete items, for each respective period.
(2)

Weighted average diluted shares outstanding and Adjusted weighted average diluted shares outstanding for the three and twelve months ended, December 31, 2020 respectively includes 1.3 million shares and 0.8 million shares related to unvested stock awards calculated using the treasury method and the dilutive impact on the if converted basis of our convertible bond. Weighted average diluted shares outstanding and Adjusted weighted average diluted shares outstanding for the three and twelve months ended December 31, 2019, respectively includes 0.3 million and 0.4 million shares related to unvested stock awards calculated using the treasury method.

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TECHTARGET, INC.

Financial Guidance for the Three Months Ended March 31, 2021

(in 000’s)

(Unaudited)

	Three Months Ended March 31, 2021
	(Unaudited)
	Range
Total Revenues	$54,500	$56,500

Adjusted EBITDA	17,000	18,000
Depreciation, amortization and stock-based compensation	9,600	9,600
Interest and other expense, net	2,200	2,200
Provision for income taxes	1,400	1,700
Net income	$3,800	$4,500

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